EXHIBIT 23


                              CONSENT OF
                         INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Dynatech Corporation on Form S-3 (File Nos. 2-78465, 2-81026, 2-82260, 2-85387, 2-86457, 2-92391, 2-94757, 33-365, 33-2387, 33-5544, 33-17169, 33-24058
and 33-30610) and on Form S-8 (File Nos. 2-87779, 33-10465,  33-17243, 33-42427,
33-50768,  33-57491  and  33-57495) of our reports  dated May 15,  1995,  on our audits of the consolidated financial statements and financial statement schedules of Dynatech Corporation as of March 31, 1995 and 1994 and for each of the years ended March 31, 1995, and 1994 and 1993, which reports have been incorporated by reference or included in this Annual Report on Form 10-K.



Boston, Massachusetts                       COOPERS & LYBRAND L.L.P.
June 2, 1995